Exhibit 99.8

Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Georgia Gulf Corporation (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Transactions (as such term is defined the Registration Statement), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Michael H. McGarry

Michael H. McGarry

Date: August 31, 2012